Exhibit 16.1

R. E. Bassie & Co.
Certified Public Accountants

6671 Southwest Freeway, Suite 550
Houston, Texas 77074-2221
Tel: (713) 272-8500 Fax: (832) 202-0536
E-Mail: Rebassie@aol.com

May 21, 2008

Securities and Exchange Commission
450 fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously independent accountants for FTS Group, Inc., and under the date of April 11, 2008, we reported on the consolidated financial statements of FTS Group, Inc. as of 2007 and 2006 and for the years then ended.  On May 13, 2008 our appointment as independent accountants was terminated.  We have read FTS Group, Inc.'s statements included under Item 4.01 made under the caption "(a)(1) Previous Independent Accountant" in the Form 8-K dated May 13, 2008.  We agree with such statements insofar as it relates to this Firm.

Very truly yours,

/s/ R. E. Bassie & Co.

R. E. Bassie & Co.